The Prudential Variable Contract Account - 11
Period ending 06/30/02
File No. 811-03422



Exhibit 77N
Actions required to be reported pursuant to Rule 2a-7


Security downgrades which require Board notification:

Standard & Poors downgraded the short-term credit ratings of commercial paper issued by Tyco International Group to A-3 from A-1.